Exhibit 99.1

Contacts: OSI Pharmaceuticals, Inc. Kathy Galante(Investors/Media) Senior Director KimWittig (Media) Director 631-962-2000	NEWS RELEASE Burns McClellan, Inc. (Representing OSI) Justin Jackson / Kathy Nugent (Media) 212-213-0006
OSI PHARMACEUTICALS SUMMARIZES DATA PRESENTED AT THE ANNUAL MEETING OF THE AMERICAN
ASSOCIATION FOR CANCER RESEARCH
MELVILLE, N.Y., April 16, 2008 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) today provided an informational update summarizing highlights from nearly 70 presentations related to the company’s oncology portfolio featured at this year’s Annual Meeting of the American Association of Cancer Research (AACR) held from April 12th-16th in San Diego, California.
“We are encouraged by the research data presented at this meeting,” said David M. Epstein, Ph.D., Senior Vice President of Oncology Research, OSI Pharmaceuticals. “In addition to translational research data furthering our knowledge and understanding of how best to use Tarceva in maximizing patient benefit, we are pleased that the prominence of epithelial to mesenchymal transition as an important area of research continues to grow.”
Tarceva® (erlotinib) and Not Ab225 Can Block Signaling Through The EGFRvIII Mutant
Previously published reports have suggested that a constitutively active variant of the EGF receptor, termed EGFRvIII, is prevalent in various human cancers including approximately 50% of Glioma and 40% of head and neck cancers. Reports have also suggested involvement in approximately 40% of NSCLC tumors. Barr et al (Abstract #2560) presented work by OSI scientists demonstrating that erlotinib, but not Ab225 (the mouse monoclonal antibody from which cetuximab (C225) was derived), was able to block both phosphorylation of the EGFRvIII variant and subsequent signaling through both MAPK and PI3K pathways. Erlotinib also inhibited proliferation of EGFRvIII expressing cells in vitro.

Tarceva (erlotinib) Is Effective In Blocking Downstream Activation Of AKT And ERK In Primary Human Tumor Explant Xenografts Containing Constitutively Active Mutant K-Ras
Published reports in the scientific literature have indicated that the anti-EGFR antibodies cetuximab and panitumumab are ineffective in treating colorectal cancer patients whose tumors contain a mutant and constitutively active form of k-ras. However, erlotinib, OSI’s small molecule anti-EGFR inhibitor, is approved (in the U.S. and the E.U.) in combination with gemcitabine for the first-line treatment of patients with locally advanced, unresectable or metastatic pancreatic cancer based on the pivotal trial PA.3 which demonstrated a 23% improvement in overall survival (HR = 0.81). This was achieved despite an observation that approximately 80-90% of pancreatic cancer patients harbor an activating k-ras mutation. OSI has previously published that the median survival of patients in study PA.3 who had a grade 2 (or more) rash following Tarceva treatment was approximately double that seen for patients who had grade 1 or no rash. Further, in a study of a small 61 patient sub-set from PA.3 for whom tumor tissue was available, these rash related survival trends were shown to be unaffected by the presence of either mutant or wild-type k-ras in the tumor tissues (unpublished OSI company data). To further examine this, OSI scientists (Buck et al, Abstract #1941) examined the ability of erlotinib to block signaling through either survival (AKT) or growth (ERK) signaling pathways in primary human pancreatic explant tumor xenograft models. Mechanistically, AKT signaling occurs through transactivation of Erb B3 in epithelial-like, but not mesenchymal-like pancreatic tumors. Importantly, results showed that erlotinib was effective in blocking signaling through either ERK (growth) or AKT (survival) pathways irrespective of the presence of constitutively active, mutant k-ras. The data add further support to our belief that pancreatic cancer patients may derive benefit from erlotinib therapy regardless of k-ras mutation or wild-type status. The Company continues its internal research efforts directed toward better understanding what it believes to be a complex inter-relationship between k-ras mutation and the inhibition of EGFR (and other Erb-B receptor family members) cell signaling by erlotinib.
Treatment Beyond Progression: A Novel Paradigm To Maximize The Benefit of Tarceva Therapy and Further Exploit Our Epithelial to Mesenchymal Transition (EMT) Platform
Based on emerging clinical data discussed below, we have hypothesized that adding other agents to continuing Tarceva therapy — rather than ceasing Tarceva therapy and switching to another agent — may be a more effective paradigm for managing patient care in lung cancer when patients progress clinically on Tarceva.
OSI scientists (Rosenfeld-Franklin et al, Abstract #4854) utilized two different xenograft models (the lung model — H292, and the colon model — GEO) which demonstrate initial sensitivity to erlotinib and then, in an approximation of clinical circumstances, exhibit progression in a proportion of mice, to examine this phenomenon and evaluate possible treatment approaches. OSI found that the addition of the mTOR inhibitor rapamycin or an internal anti c-kit/VEGFR development candidate, OSI-930, conferred a continued benefit from treating with erlotinib beyond progression. Data showed a statistically significant benefit with the combination of the anti-angiogenisis/anti-EGFR agents when compared to either single agent alone or when combined together in a setting that mimics primary treatment. OSI believes this treatment beyond progression paradigm may have useful clinical relevance and intends to explore this further, notably with modulators of EMT-focused signalling pathways which may further enhance these effects.
The Company also believes that erlotinib, which is a highly selective TKI (tyrosine kinase inhibitor) with a well-understood side-effect profile may be combined with a wide range of development agents in this regard. Multiple presentations were made at the AACR meeting exploring combination regimens pre-clinically, notably combinations of erlotinib with inhibitors of the HGF/c-met and PI3K/mTOR signaling pathways. These represent important targets and pathways that influence EMT and that OSI is exploiting in its growing understanding of the mechanisms that regulate epithelial-derived tumors, in order to develop optimal treatment combinations. In the EMT arena, both oral (Petti et al, Abstract #2436) and poster (Thomson et al, Abstract #5364) presentations were made by OSI scientists covering the development of tools and technologies that continue to demonstrate OSI’s leadership role at the forefront of this important emerging area of cancer research.
A Retrospective Outcomes Study Comparing Erlotinib and Gefitinib in NSCLC Patients
No prospective head-to-head or even retrospective comparative study has been conducted on the two most widely used small molecule EGFR inhibitors, erlotinib and gefitinib. However, an analysis reported at AACR evaluated data from the treatment of NSCLC patients. Emery et al (Abstract #3637) presented data from a retrospective study of outcomes data from 160 NSCLC patients. The authors noted that “Erlotinib was found superior to gefitinib in all measures of response, including mean length of time to progression (TTP), mean length of survival after treatment, and percentage of patients exhibiting a complete response (CR), partial response (PR) or stable disease (SD). Moreover, erlotinib produced fewer serious side-effects (grades 3-4) than gefitinib.”
A full listing of the abstracts from all the presentations mentioned in this release can be found at www.aacr.org.
About Tarceva
Tarceva is an oral tablet currently approved for use as monotherapy in patients with locally advanced or metastatic non-small cell lung cancer whose disease has progressed after one or more courses of chemotherapy (at a recommended dose of 150 mg/day). Results from two multicenter, placebo-controlled, randomized Phase III trials conducted in first-line patients with locally advanced or metastatic NSCLC showed no clinical benefit with the concurrent administration of Tarceva with platinum-based chemotherapy (carboplatin and paclitaxel or gemcitabine and cisplatin), and its use is not recommended in that setting. Tarceva is also approved in combination with gemcitabine for the treatment of locally advanced or metastatic pancreatic cancer in patients who have not received previous chemotherapy (at a recommended dose of 100 mg/day).

Tarceva Safety Profile
There have been infrequent reports of interstitial lung disease (ILD)-like events, including fatalities in patients receiving Tarceva. In patients receiving Tarceva plus gemcitabine for pancreatic cancer, myocardial infarction/ischemia, cerebrovascular accident, and micro-angiopathic hemolytic anemia with thrombocytopenia have occurred. While receiving Tarceva therapy, women should be advised against becoming pregnant or breastfeeding. The most common side effects in patients with NSCLC receiving Tarceva were rash and diarrhea. The most common side effects in patients with pancreatic cancer receiving Tarceva were fatigue, rash, nausea, anorexia and diarrhea.
Tarceva is a small molecule designed to target the EGFR/HER1 pathway, which is one of the factors critical to cell growth in a number of different cancer types. EGFR/HER1 is a component of the HER signaling pathway, which plays a role in the formation and growth of numerous cancers. Tarceva is designed to inhibit the tyrosine kinase activity of the HER1 signaling pathway inside the cell, which may block tumor cell growth.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.